Exhibit 99.1

Ingles Markets, Incorporated Announces Tender Offer for Its 8 7/8% Senior Subordinated Notes Due 2011

ASHEVILLE, N.C.--(BUSINESS WIRE)--April 28, 2009--Ingles Markets, Incorporated (NASDAQ: IMKTA) (“Ingles”) announced today the commencement of a cash tender offer for all of its outstanding 8 7/8% Senior Subordinated Notes due 2011 (the “Notes”) (CUSIP No. 457030AC8). In conjunction with the tender offer, Ingles is soliciting consents from holders of the Notes to effect certain proposed amendments to the indenture governing the Notes. The tender offer and consent solicitation (the “Offer”) are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, each dated as of April 28, 2009. The Offer will expire at 11:59 p.m., New York City time, on May 26, 2009, unless extended or earlier terminated (the “Expiration Date”).

Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on May 11, 2009, unless extended (the “Consent Payment Deadline”), shall receive the total consideration equal to $1,013.69 per $1,000 principal amount of the Notes, which includes a consent payment of $20.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date.

Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes after the Consent Payment Deadline but on or prior to the Expiration Date shall receive the tender offer consideration equal to $993.69 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Consent Payment Deadline will not receive a consent payment.

Upon receipt of the consent of the holders of a majority in aggregate principal amount of the outstanding Notes, Ingles will execute a supplemental indenture effecting the proposed amendments. Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn or revoked after execution of the supplemental indenture.

The Offer is subject to customary conditions, including, among other things, a requisite consent condition and a financing condition.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Offer is being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related materials, copies of which will be delivered to all noteholders. Persons with questions regarding the Offer should contact the Dealer Manager and Solicitation Agent, Banc of America Securities LLC, at (888) 292-0070 (toll free) or (980) 388-9217 (collect), or the Information Agent, D.F. King & Co., Inc., at (800) 735-3107 or (212) 269-5550.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 200 supermarkets. In conjunction with its supermarket operations, the Company also operates 73 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2008 Form 10-K and Form 10-Q for the quarter ended December 27, 2008.

CONTACT:
Ingles Markets, Incorporated
Ron Freeman
Chief Financial Officer
828-669-2941 (Ext. 223)